UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 6, 2023

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-33500	98-1032470
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland D04 E5W7

(Address of principal executive offices, including zip code)

011-353-1-634-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value $0.0001 per share	JAZZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2023, Daniel Swisher, Jr., President and Chief Operating Officer of Jazz Pharmaceuticals plc (“Jazz” or the “Company”), informed the Company of his intention to retire from the Company, effective March 31, 2024 (the “Retirement Date”). In connection therewith, Mr. Swisher will cease performing the duties and responsibilities of the Company’s President and Chief Operating Officer and will resign from any office or directorship at any affiliated entity of the Company, effective October 1, 2023. Mr. Swisher will continue to be employed by the Company as a non-executive employee through and until the Retirement Date or such earlier date as determined by the Company (such period, the “Transition Period”), during which time Mr. Swisher will assist in the transition of his responsibilities and duties. The Company expects Mr. Swisher to continue his employment through the Transition Period to support a smooth transition. This retirement is not because of a disagreement with the Company on any matter relating to operations, policies or practices.

On September 11, 2023, the Board appointed Renée Galá as the Company’s President and Chief Operating Officer, effective as of October 1, 2023, to succeed Mr. Swisher as the Company’s President and Chief Operating Officer. In connection therewith, effective as of October 1, 2023, Ms. Galá will cease serving in the office of the Company’s Executive Vice President and Chief Financial Officer and will cease performing the duties and responsibilities of the Company’s Executive Vice President and Chief Financial Officer. Ms. Galá, age 51, has served as the Company’s Executive Vice President and Chief Financial Officer since March 2020. From January to June 2019, Ms. Galá served as the Chief Financial Officer of GRAIL, Inc., a private healthcare company focused on the early detection of cancer. Prior to that, from December 2014 to January 2019, she served as Senior Vice President and Chief Financial Officer of Theravance Biopharma, Inc., a biopharmaceutical company, following its spin-out from Innoviva, Inc. Ms. Galá joined Innoviva in 2006 and held various roles in the finance organization before leading the company’s spin-out transaction. Prior to that, Ms. Galá served in various roles in global treasury, pharmaceutical sales and corporate strategy/business development at Eli Lilly and Company, from 2001 to 2006. Before joining Eli Lilly, Ms. Galá spent seven years in the energy industry in positions focused on corporate finance, project finance, and mergers and acquisitions. Ms. Galá serves on the board of directors of Gossamer Bio, Inc., a clinical-stage biopharmaceutical company, where she also chairs the audit committee. Ms. Galá previously served as a member of the board of Gyroscope Therapeutics (acquired by Novartis) and Corcept Therapeutics. Ms. Galá holds a B.S. in Mathematics from Vanderbilt University and an M.B.A. from Columbia Business School. In connection with her appointment as President and Chief Operating Officer, the Board increased Ms. Galá’s annual base salary to $800,000, from $735,000, and increased her target bonus to 75% of her base salary, from 60%, in each case effective as of October 1, 2023. In connection with her appointment, Ms. Galá will also receive an additional one-time top-up equity grant of Jazz Ordinary Shares, incremental to her 2023 annual equity grant, with an approximate grant date value of $200,000, consisting of an equal mix of restricted stock units and performance stock units. The restricted stock units will vest in equal annual installments over four years, and the performance stock units will vest based on the achievement of performance conditions previously established by the Board in the first quarter of 2023. The restricted stock unit and performance stock unit grants will, in each case, be subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and the award agreements thereunder.

Effective as of October 1, 2023, Patricia Carr, the Company’s Senior Vice President and Chief Accounting Officer, will serve as the Company’s principal financial officer on an interim basis while the Company conducts a search for Ms. Galá’s replacement as the Company’s Executive Vice President and Chief Financial Officer. Ms. Carr, age 52, has served as the Company’s Senior Vice President and Chief Accounting Officer since August 2021. Ms. Carr joined the Company as Vice President, Finance in July 2012 and was appointed Principal Accounting Officer in August 2019. Prior to that, from September 2011 to July 2012, she served as Vice President, Finance of Alkermes plc, a global biopharmaceutical company. From June 2002 to September 2011, she served in a number of roles in Elan Corporation, a neuroscience-based biotechnology company, most recently as Vice President, Finance. Ms. Carr is a Fellow of the Institute of Chartered Accountants (Ireland) and received a Bachelor of Commerce from the University of Galway.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

By:	/s/ Neena Patil
Name:	Neena Patil
Title:	Executive Vice President and Chief Legal Officer

Date: September 12, 2023